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PROSPECTUS

375,000 Shares
EQUITY RESIDENTIAL
Common Shares of Beneficial Interest

        This prospectus relates to the offer and sale from time to time of up to 375,000 of our common shares of beneficial interest by the persons listed below, who are shareholders of Equity Residential. In this prospectus we refer to these persons as the selling shareholders. Our registration of these common shares is not meant to imply that the selling shareholders will offer or sell any of these common shares.

        The selling shareholders may offer their common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell their common shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

        We are registering the common shares to permit the holders to sell without restriction in the open market or otherwise, but the registration of the common shares does not necessarily mean that any holders will elect to sell their shares. Although we will incur expenses in connection with the registration of the 375,000 common shares, we will not receive any cash proceeds upon their sale, except to the extent such proceeds are used to repay indebtedness owing to us from certain of the selling shareholders.

        The common shares are listed on the New York Stock Exchange under the symbol "EQR".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2002.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common shares, in any jurisdiction where, or to any person to whom to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common shares are listed on the New York Stock Exchange under the symbol "EQR". Our reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We have filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this prospectus is a part, under the Securities Act, with respect to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer the reader to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by this reference and the exhibits and schedules thereto. For further information about us and the common shares covered by this prospectus, we refer the reader to the Registration Statement and these exhibits and schedules which may be obtained from the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

  a.
  Annual Report on Form 10-K for the year ended December 31, 2001.

  b.
  Quarterly Report on Form 10-Q for the period ended March 31, 2002.

  c.
  Quarterly Report on Form 10-Q for the period ended June 30, 2002.

  d.
  Second Amended and Restated Declaration of Trust (the "Declaration of Trust"), filed as Exhibit 3.1 to our Current Report on Form 8-K dated May 30, 1997, as amended or supplemented from time to time, including the amendment included in Appendix B to the prospectus contained in our Registration Statement on Form S-4 filed with the Commission on July 23, 1999 and items d and e below.

  e.
  Articles of Amendment to the Declaration of Trust, filed as Exhibit 3.14 to our Annual Report on Form 10-K for the year ended December 31, 2001.

  f.
  Articles of Amendment to the Declaration of Trust, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the period ended June 30, 2002.

  g.
  Fourth Amended and Restated Bylaws (the "Bylaws"), filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2001.

  h.
  Definitive Proxy Statement relating to our Annual Meeting of Shareholders dated March 28, 2002.

  i.
  Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all common shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

        We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number: (312) 474-1300).

        Unless otherwise indicated, when used herein, the terms "we" and "us" refer to Equity Residential, a Maryland real estate investment trust, and its subsidiaries, including ERP Operating Limited Partnership, its operating partnership.

THE COMPANY

        We are an equity real estate investment trust, or REIT, formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of our Board of Trustees. We are the managing general partner of ERP Operating Limited Partnership, our operating partnership. We own, administer and manage all of our assets and conduct substantially all of our business through the operating partnership and its subsidiaries.

        Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

NO ISSUANCE BY THE COMPANY

        The common shares offered hereby are already issued and outstanding common shares which are held by the selling shareholders. We will not receive any of the proceeds from sales of common shares offered by the selling shareholders, except to the extent the selling shareholders apply any such proceeds to the repayment of outstanding indebtedness owing to the Company. We will pay all of the costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of the offered common shares, which will be paid by the selling shareholders.

SELLING SHAREHOLDERS

        The following table provides the name of each selling shareholder, the number of common shares owned by each selling shareholder before any offering to which this prospectus relates, and the number of common shares that may be offered by each selling shareholder. All references to the term "selling shareholder" in this prospectus are hereby deemed to include all transferees, assignees, distributees or pledgees of any person identified herein as a selling shareholder. Because the selling shareholders may sell all or some of their offered common shares, no estimate can be made of the number of offered common shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. We cannot assure you that the selling shareholders will sell any of the offered common shares. The common shares covered by this prospectus represent less than one percent of the total common shares outstanding as of September 30, 2002.

Name of Selling Shareholder	Number of Common Shares Owned and Offered Hereby
MWC 1993 Trust(1)	350,000
Frederick C. Tuomi(2)	20,000
Alan W. George(3)	5,000
Total:	375,000

(1)
MWC 1993 Trust is an irrevocable trust primarily for the benefit of: (a) the adult children of Douglas Crocker II, the Chief Executive Officer and a Trustee of the Company; and (b) Cynthia McHugh, a Senior Vice President of the Company. The common shares registered hereby are subject to a pledge in favor of the Company securing indebtedness in the outstanding principal amount of $3,397,037 as of September 30, 2002. Mr. Crocker declaims beneficial ownership of these shares.

(2)
Frederick C. Tuomi is an Executive Vice President of the Company. In addition to the common shares set forth above, Mr. Tuomi is the beneficial owner of 101,706 additional common shares (some of which are restricted shares subject to forfeiture prior to vesting) as well as currently exercisable options to purchase 172,160 shares. The common shares offered hereby are subject to a pledge in favor of the Company securing indebtedness in the outstanding principal amount of $312,843 as of September 30, 2002.

(3)
Alan W. George is an Executive Vice President of the Company. In addition to the common shares set forth above, Mr. George is the beneficial owner of 151,574 additional common shares (some of which are restricted shares subject to forfeiture prior to vesting) as well as currently exercisable options to purchase 178,990 shares. The common shares offered hereby are subject to a pledge in favor of the Company securing indebtedness in the outstanding principal amount of $70,398 as of September 30, 2002.

PLAN OF DISTRIBUTION

        Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered common shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered common shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered common shares for whom they may act as agents, and underwriters may sell offered common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered common shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered common shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered common shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered common shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

        When a selling shareholder elects to make a particular offer of offered common shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

        In order to comply with the securities laws of certain states, if applicable, the offered common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the common shares registered hereunder, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of their legal counsel and share transfer and other taxes attributable to the sale of the offered common shares. We have also agreed to indemnify each of the selling shareholders and their respective trustees against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us and our officers and trustees and each person who controls (within the meaning of the Securities Act) our company against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        The legality of the offered common shares has been passed upon for us by Bradley A. Van Auken, our First Vice President-Legal, who is admitted to practice law in the State of Maryland. Certain tax matters have been passed upon for us by Piper Rudnick, Chicago, Illinois, our special tax counsel.

375,000 Shares

EQUITY RESIDENTIAL

Common Shares of Beneficial Interest

PROSPECTUS

October 30, 2002

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
NO ISSUANCE BY THE COMPANY
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS